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                   AGREEMENT BETWEEN AMPLIDYNE, INC.
                                  AND
                            ENS ENGINEERING

THIS AGREEMENT made this June 2, 1995 by and between Amplidyne Inc., a corporation incorporated under the laws of the State of New Jersey having its principal office at Ilene Court, Belle Mead, NJ, hereinafter referred to as "Manufacturer." and ENS Engineering a manufacturers' representative company operating under the laws of the state of Korea office located at:Gaepung Bld.#987-14, Daechi-Dong, Kangnamgu, Seoul, 135-283, Korea as "Representative," provides as follows:

1. APPOINTMENT AND ACCEPTANCE. Manufacture appoints Representative as its exclusive selling representative to sell products (enumerated in Provision #4 hereof) in the territory (defined in Provision #2 hereof); and Representative accepts the appointment and agrees to sell and promote the sales of the Manufacturer's products.

2. TERRITORY. Representative's territory shall consist of the following:
   Korea.

3. HOUSE ACCOUNT. None

4. PRODUCT. All "products" of the Manufacturer are to be sold by the Representative.

5. COMPUTATION AND PAYMENT

Amplidyne agrees to wire transfer the representative the commission agreed within 30 Business days after shipment of the product by Amplidyne, Inc.

Representative Commission

Up to $10,000              15%

100,001-250,000            12%

250,001-250,000            10%

500,001- 10 million         8%

In the event of the agency contract being terminated by the principal, for any reason other than willful misconduct on the part of the agent, the agent shall be entitled to an amount to be paid to him by principal by way of compensation for loss of goodwill suffered by the agent.

Such commission shall be an amount, equal to an indemnity for one year calculated from the Agent's average annual sum, earned by the agent in respect of commission under the agency during the 5 years immediately preceding the said termination.

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In the event of agency having existed for a shorter period than 5 years, the amount of the compensation shall be calculated on the average for the entire period of the agency.

6. ACCEPTANCE OF ORDERS. All orders are subject to acceptance or rejection by an authorized officer of Manufacturer at its home office and to the approval of Manufacturer's credit department. Manufacturer shall be responsible for all credit risk and collection.

   If Manufacturer notifies customer of its acceptance or rejection of an order, a copy shall be transmitted to the Representative.

7. TERMS OF SALE. All sales shall be at prices and upon terms established by Manufacturer and it shall have the right, in its sole discretion, from time to time, to establish, change, alter or amend prices and other terms and conditions of sale. Representative shall not accept orders in the Manufacturer's name, make price quotations or delivery promises without the Manufacturer's prior approval.

8. REPRESENTATIVE'S RELATIONSHIP AND CONUCT OF BUSINESS.
   A.Representative shall maintain a sales office in the territory and shall use its best efforts and devote such time as may be reasonably necessary to sell and promote the sale of Manufacturer's products within the territory.

   b.Representative will conduct all of its business in its own name and in such manner it may see fit. Representative will pay all expenses whatever of its office and activities and will be responsible for the act and expenses of its employees.

   c.Representative shall not, without prior written consent of the Manufacturer, handle products which, in the opinion of Manufacturer, are competitive with the products of the Manufacturer being handled by the Representative. Representative shall notify the Manufacturer whenever taking on any additional lines other than those now handled by the Representative, or whenever his relationship is terminated with any other Manufacturer which it now represents.

   d.Nothing in this Agreement shall be construed to constitute the Representative as the partner, employee, or agent of the Manufacturer, nor shall either party have any authority to bind the other in any respect, it being intended that each shall reamin an independent contractor responsible only for its own actions.

   e.Representative shall not, without Manufacturer's prior written approval, alter, enlarge or limit orders, make representation or guarantees concerning Manufacturer's product, or accept the return of or make any allowance for such products.

   f.Representative shall furnish information to Manufacturers'
   Accounting Department any information which it may have from time to time relative to the credit of its customers.

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   g.Representative shall abide by Manufacturer's policies and communicate same to Manufacturer's customers.

   h.Manufacturers shall be solely responsible for the design, development, supply production and performance of its products and the protection of its trade names.

   i.Manufacturer shall furnish Representative, at no expense to the Representative, a reasonable quantity of catalogs, literature, and any other material necessary for the proper promotion and sale of its products in the territory. Any literature which is not used, or samples, or other equipment belonging to Manufacturer, shall be returned to the Manufacturer at its request.

9. TERMS OF AGREEMENT AND TERMINATION. This agreement shall remain in force and effect for a period of 3 years from the date 2nd June, 1995 and thereafter shall be extended year to year except that either party may terminate the agreement at the end of the third year from the date hereof or during any year by giving ninety days prior written notice to the other party.

   Notice of termination shall be certified or registered mail. The effective date of notice or termination shall be the date mailed.

10.RIGHTS UPON TERMINATION. Upon termination of this Agreement for any reason, Representative shall be entitled to:

   a.Commissions for all orders shipped into Representative's territory which are dated or communicated to Manufacturer prior to effective date of termination; and

   b.Its share of split commissions for orders dated or communicated to Manufacturer prior to this effective date of termination, regardless of when such orders are shipped.

11.GENERAL.This Agreement contains the entire understanding of the parties, shall supersede any other oral or written agreement, and shall insure to the benefit of Manufaturer's successors and assigns. It may not be modified in any way without the written consent of both parties. Representative shall not have the right to assign this Agreement in whole or part without Manufacturer's written consent.

12.CONSTRUCTION OF AGREEMENT.This Agreement shall be construed according to the laws of the State of New Jersey. IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written in multiple counterparts, each of which shall be considered an original.

MANUFACTURER:                   SALES REPRESENTATIVE
============                    ====================
AMPLIDYNE, INC.                 ENS ENGINEERING,
UNITS 9 & 10, BLDG. 7           GAEPUNG BLD.
Ilene Court                     SEOUL, KOREA
NJ 08502

 . . . . . . . . . . .           . . . . . . . . . . .

Date    12-5-95                 Date     12-5-95
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